                               VOTING AGREEMENT


     VOTING AGREEMENT ("Agreement") dated as of March 31, 1995, between Horizon Healthcare Corporation, a Delaware corporation ("Acquiror"), and the undersigned stockholders (collectively, the "Stockholders") of Continental Medical Systems, Inc., a Delaware corporation (the "Company").

                             W I T N E S S E T H:

     WHEREAS, the Stockholders beneficially own an aggregate of 3,440,239 shares (together with any additional shares as to which beneficial ownership is acquired by any member of the Stockholder Group described below, the "Company Shares") of Common Stock, par value $.01 per share ("Company Common Stock"), of the Company.

     WHEREAS, Acquiror is prepared to enter into an Agreement and Plan of Merger with the Company (the "Merger Agreement") providing for the merger of a wholly owned subsidiary of Acquiror into the Company and the conversion in such merger of each share of Company Common Stock into the number of shares of the Common Stock, par value $.001 per share, of Acquiror set forth in the Merger Agreement (the "Merger");

     WHEREAS, the Stockholders fully support the Merger and, in order to encourage Acquiror to enter into the Merger Agreement with the Company, the Stockholders are willing to enter into certain arrangements with respect to the Company Shares;

     NOW THEREFORE, in consideration of the premises set forth above, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. STOCKHOLDERS' SUPPORT OF THE MERGER. From the date hereof until March 31, 1996, or, if earlier, termination of the Merger Agreement:

          (a) No Stockholder or any corporation or other person controlled by any Stockholder or any affiliate or associate thereof, other than the Company and its subsidiaries (collectively, the "Stockholder Group"), will, directly or indirectly, sell, transfer, pledge or otherwise dispose of, or grant a proxy with respect to, any Company Shares to any person other than Acquiror or its designee, or grant an option with respect to any of the foregoing, or enter into any other agreement or arrangement with respect to any of the foregoing.

          (b) No Stockholder or any other member of the Stockholder Group will initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may


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     reasonably be expected to lead to, any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries or the acquisition in any manner, directly or indirectly, of a material equity interest in any voting securities of, or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement (a "Competing Transaction"), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize or permit any of the officers, directors or employees of any Stockholder or any member of the Stockholder Group or any investment banker, financial advisor, attorney, accountant or other representative retained by any Stockholder or any other member of the Stockholder Group to take any such action. Each Stockholder shall promptly notify Acquiror of all relevant terms of any such inquiries or proposals received by such Stockholder or any other member of the Stockholder Group or by any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, such Stockholder shall deliver or cause to be delivered to Acquiror a copy of such inquiry or proposal.

          (c) The Stockholders agree that the Stockholders will vote, and will cause each member of the Stockholder Group to vote, all Company Shares beneficially owned by such persons (i) in favor of the Merger and (ii) subject to the provisions of paragraph (d) below, against any combination proposal or other matter that may interfere or be inconsistent with the Merger (including without limitation a Competing Transaction).

          (d) The Stockholders agree that, if requested by Acquiror, it will not, and it will cause each member of the Stockholder Group not to, attend or vote any Company Shares beneficially owned by any such person at any annual or special meeting of stockholders, or execute any written consent of stockholders, during such period.

          (e) The Stockholders shall take all affirmative steps reasonably requested by Acquiror to indicate their full support for the Merger, and hereby consent to Acquiror's announcement in any press release, public filing, advertisement or other document, that the Stockholders fully support the Merger.

          (f) Acquiror and the Stockholders agree that they shall use all reasonable efforts to seek the successful completion of the Merger in an expeditious manner.

          (g)  To the extent inconsistent with the provisions of this
     Section 2, each member of the Stockholder Group hereby revokes any and all proxies with respect to such member's Company Shares or any other voting securities of the Company.

     Nothing in this Agreement shall be deemed to prohibit any Stockholder from acting in accordance with such Stockholder s fiduciary duties solely to the extent that such Stockholder is acting in the capacity of officer or director of the Company.


                                      2

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2.   MISCELLANEOUS

     (a) The Stockholders, on the one hand, and Acquiror, on the other, acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other stockholder to which they may be entitled at law or equity.

     (b) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     (c) All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telecopier or sent by registered mail, postage prepaid:

     If to Acquiror:

          Horizon Healthcare Corporation
          6001 Indian School Road, N.E., Suite 530
          Albuquerque, N.M.  87110
          Attention: Chairman of the Board
          Telecopier No.:  (505) 881-5097

     with a copy to:

          Vinson & Elkins L.L.P.
          2300 First City Tower
          1001 Fannin
          Houston, Texas  77002-6760
          Attention:  William E. Joor III
          Telecopier No.: (713) 758-2346

          and

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York 10019-6150
          Attention:  Barry A. Bryer
          Telecopier No: (212) 403-2000

     If to the Stockholders:


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

          c/o Rocco A. Ortenzio
          Continental Medical Systems, Inc.
          P. O. Box 715
          600 Wilson Lane
          Mechanicsburg, PA  17055
          Attention: General Counsel
          Telecopier No.: (717) 790-9974

     with a copy to:

          Drinker Biddle & Reath
          Philadelphia National Bank Building
          1345 Chestnut Street
          Philadelphia, Pennsylvania 19107-3496
          Attention: F. Douglas Raymond III
          Telecopier No.: (215) 988-2757

or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telecopier shall be deemed delivered on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above shall be deemed delivered three days after the date the same is postmarked.

     (d) From and after the termination of this Agreement, the covenants of the parties set forth herein shall be of no further force or effect and the parties shall be under no further obligation with respect thereto.

     (e) DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

          (i) AFFILIATE. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          (ii) BENEFICIAL OWNER. A person shall be deemed a "beneficial owner" of or to have "beneficial ownership" Company Shares in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13-d(3) under the Exchange Act, as in effect on the date hereof, provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Company Shares that such person or any Affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrant or options, or otherwise.

          (iii) MERGER. "Merger" shall mean the transaction referred to in the second whereas clause of this Agreement, or any amendment to or modification does not reduce the value of the financial consideration to be received by Stockholders pursuant to the transaction set forth in the Merger Agreement.

          (iv) PERSON. A "person" shall mean any individual, firm, corporation, partnership, trust, limited liability company or other entity.

          (v) SIGNIFICANT SUBSIDIARY. "Significant Subsidiary" shall have the meaning ascribed to it in Rule 1-02 of SEC Regulation S-X as in effect on the date hereof.

     (g) DUE AUTHORIZATION; NO CONFLICTS. The Stockholders hereby represent and warrant to Acquiror as follows: the Stockholders have full power and authority to enter into this Agreement. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) conflict with or result in a breach, default or violation of (i) any of the terms, provisions or conditions of the Certificate of Incorporation or Bylaws of any member of the Stockholder Group or (ii) any agreement, proxy, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which any member of the Stockholder Group is a party or to which it is subject, (b) result in the creation of any lien, charge or other encumbrance on any shares of Company Common Stock or (c) require any member of the Stockholder Group to obtain the consent of any private nongovernmental third party. No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement or any Stockholder's performance of the terms of this Agreement or the validity or enforceability of this Agreement.

     (h) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and Affiliates, but shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

     (i) WAIVER. No party may waive any of the terms or conditions of this Agreement except by a duly signed writing referring to the specific provision to be waived.

     (j) GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

     (k) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement, and supersedes all other and prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates.

     (l) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Stockholders and Acquiror have each caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

                                      HORIZON HEALTHCARE CORPORATION


                                      By: /s/ NEAL ELLIOTT
                                         -------------------------------------
                                           Neal Elliott
                                           Chairman of the Board and President

                                      STOCKHOLDERS:


                                      /s/ ROCCO A. ORTENZIO
                                      ----------------------------------------
                                      Rocco A. Ortenzio



                                      /s/ ROBERT A. ORTENZIO
                                      ----------------------------------------
                                      Robert A. Ortenzio



                                      LIBERTY INVESTORS, INC.



                                      By /s/ GEORGE P. WARREN, JR.
                                        --------------------------------------
                                          Name: George P. Warren, Jr.
                                          Title: Vice President


                                      HEALTHCARE INVESTORS, INC.



                                      By /s/ GEORGE P. WARREN, JR.
                                        --------------------------------------
                                          Name: George P. Warren, Jr.
                                          Title: Vice President


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